Exhibit 10.2

THE GREENBRIER COMPANIES, INC.

STOCK INCENTIVE GRANT PROGRAM FOR NON-EMPLOYEE DIRECTORS UNDER THE 2021 STOCK INCENTIVE PLAN

The following provisions set forth the terms of the Stock Incentive Grant Program (the "Program") for non-employee directors of The Greenbrier Companies, Inc. (the "Company") under the Company's 2021 Stock Incentive Plan (the "Plan").  In the event of any inconsistency between the terms contained in the Program and in the Plan, the Plan shall govern.  All capitalized terms that are not defined in the Program have the meanings set forth in the Plan.

Section 1.Eligibility.  Each member of the Board elected to the Board who is not otherwise an employee or officer of the Company or any Related Company (an "Eligible Director") shall be eligible to receive Awards as set forth in the Program, subject to the terms of the Program.

Section 2.Stock Incentive Grants

2.1Initial Awards.  Upon an Eligible Director's initial election to the Board as an Eligible Director, the Eligible Director shall automatically receive an award of Restricted Stock Units (the "Initial Award").  The Grant Date for an Initial Award to an Eligible Director is the date of that director’s first election to the Board.  If such initial election occurs at an annual meeting of shareholders, the Initial Award shall be for a number of shares of Common Stock calculated by dividing $145,000 by the average closing price for the 30 trading days immediately preceding the Grant Date and rounding up to the nearest whole share.  If such initial election occurs on another date, the Initial Award shall be for a number of shares of Common Stock calculated by dividing $145,000 by the average closing price for the 30 trading days immediately preceding the Grant Date and multiplying the resulting quotient by a fraction, the numerator of which is the difference obtained by subtracting from twelve the number of whole calendar months that elapse from the date such person first becomes an Eligible Director through the date of the first Annual Award (as defined below) immediately following the date he or she first becomes an Eligible Director and the denominator of which is twelve, and rounding up to the nearest whole share.  A director who is also an employee of the Company or a Related Company but who subsequently ceases such employment status but remains a director shall not be eligible for an Initial Award.

2.2Annual Awards.  Immediately following each annual meeting of shareholders, each Eligible Director shall automatically receive an award of Restricted Stock Units for a number of shares of Common Stock calculated by dividing $145,000 by the average closing price for the 30 trading days immediately preceding the Grant Date and rounding up to the nearest whole share (the "Annual Award").  The Grant Date of an Annual Award will be the date of such annual meeting.

2.3Vesting and Payment.  Each Initial Award and Annual Award shall vest and become payable with respect to 100% of the shares of Common Stock subject to such Award on the earlier of (a) the one-year anniversary of the Grant Date and (b) the next annual meeting of shareholders that occurs prior to such one-year anniversary, but at least 50 weeks after the prior year’s annual meeting of shareholders. One share of Common Stock will be issuable for each

Exhibit 10.2

Restricted Stock Unit that vests and becomes payable.  As soon as practicable after vesting of an Award, the Company will settle the vested Restricted Stock Units by issuing to the Eligible Director one share of Common Stock for each vested Restricted Stock Unit.  The Company will issue the shares of Common Stock by registering the shares of Common Stock in book entry form with the Company's transfer agent in the name of the Eligible Director and any applicable restrictions will be noted in the records of the Company's transfer agent and in the book entry system.

2.4Termination of Service.  In the event of an Eligible Director’s Termination of Service due to death, Disability or Retirement, or because such Eligible Director is not nominated or re-elected to serve an additional term as a director, any unvested portion of the Eligible Director’s Initial Award or Annual Award will become fully vested and no longer subject to forfeiture effective immediately prior to such Termination of Service.  In the event of an Eligible Director’s Termination of Service due to such Eligible Director’s removal or resignation, any unvested portion of the Eligible Director’s Initial Award or Annual Award will automatically be forfeited.

2.5Dividend Equivalent Rights.  In the event that the Company pays an ordinary cash dividend on its Common Stock and the dividend record date occurs before all of the Restricted Stock Units subject to an Award held by an Eligible Director have either been settled or terminated, the Company will credit the Award with a dollar amount equal to (a) the per share cash dividend paid by the Company on its Common Stock on the dividend payment date, multiplied by (b) the total number of outstanding and unsettled Restricted Stock Units subject to the Award (including unvested Units) as of the dividend record date (the "Dividend Equivalent Rights").  Any Dividend Equivalent Rights credited shall be subject to the same vesting, payment and other terms, conditions and restrictions as the Restricted Stock Units to which they relate.  The Dividend Equivalent Rights will be paid in the form of shares of the Common Stock calculated by dividing (a) the amount of the Dividend Equivalent Rights, without interest, by (b) the Fair Market Value of the Common Stock on the dividend payment date (rounded down to the nearest whole number of shares).

Section 3.Amendment, Suspension or Termination of Program.  The Board may amend, suspend or terminate the Program or any portion of it at any time and in such respects as it deems advisable.  Except as provided in the Plan, any such amendment, suspension or termination shall not, without the consent of the Participant, impair or diminish any rights of a Participant under an outstanding Award.

Section 4.Effective Date.  The Program shall become effective on the Effective Date of the Plan and, unless sooner terminated by the Board, shall remain effective during the term of the Plan.

Section 5.Change of Control. Upon a Change in Control, all Awards outstanding and held by an Eligible Director as of the date of the Change of Control, and which are not then vested or no longer subject to forfeiture, will immediately become fully vested and no longer subject to forfeiture.

Exhibit 10.2

Section 6.General.  Provisions of the Plan that are not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of Awards granted to Eligible Directors.